Exhibit (h)(2)

AMENDMENT 1

TO THE

TRANSFER AGENCY AND SERVICE AGREEMENT

FOR

JOHN HANCOCK COLLATERAL TRUST

This AMENDMENT is made as of the 1st day of April, 2015 to the Transfer Agency and Service Agreement (“Agreement”) dated the 29th day of January, 2015 by and between John Hancock Collateral Trust (the “Trust”) and John Hancock Signature Services, Inc. (“JHSS”).

WITNESSETH:

WHEREAS, the Trust and JHSS mutually desire to amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Exhibit A - Transfer Agent Fee Schedule is hereby deleted in its entirety and replaced with the attached revised Exhibit A.

2.       Except as otherwise specifically modified by the terms of this Amendment, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

JOHN HANCOCK COLLATERAL TRUST

By:	/s/ Charles A. Rizzo
Name:	Charles A. Rizzo
Title:	Chief Financial Officer

JOHN HANCOCK SIGNATURE SERVICES, INC.

By:	/s/ Cheryl Sobolewski
Name:	Cheryl Sobolewski
Title:	Assistant Vice President

EXHIBIT A

TRANSFER AGENT FEE SCHEDULE

Revised As-of April 1, 2015

The transfer agent fees payable by John Hancock Collateral Trust (the “Trust”) under the Transfer Agency and Service Agreement (the “Agreement”) between the Trust and John Hancock Signature Services, Inc. (“JHSS”) shall be the following:

An annual flat fee of $60,000 paid monthly in arrears. JHSS shall be entitled to receive a pro rata portion of such monthly fee for any period in which JHSS provides the services under the Agreement for less than a full year.

Examples of out-of-pocket expenses of JHSS in providing services to the Trust include costs relating to communication lines, recordkeeping and archiving.

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